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                    P R E S S   R E L E A S E

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RELEASE DATE:                      CONTACT:
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December 17, 1997                  Frank D. Martz
                                   Senior Vice President
                                   of Operations and Secretary
                                   (412) 758-5584


               PENNFIRST BANCORP, INC. ANNOUNCES CASH DIVIDEND
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     PennFirst Bancorp, Inc. announced today that its Board of Directors at its meeting on December 16, 1997 declared a quarterly cash dividend of $.09 on the Common Stock of PennFirst Bancorp, Inc. payable on January 23, 1998 to the stockholders of record at the close of business on December 31, 1997.

     PennFirst Bancorp, Inc. is the parent Holding Company of ESB Bank, F.S.B. and Troy Hill Federal Savings Bank.

     In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended September 30, 1997. The Company recognized net income for the three month period ended September 30, 1997 of $1.4 million or $.27 per share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share, which represents the thirtieth consecutive quarter of declaring such a dividend. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.


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